                                                                    EXHIBIT 3.51

             [Restated electronically for SEC filing purposes only]



                       RESTATED ARTICLES OF INCORPORATION



                                       OF



                       COLLECTION OF FINE PROPERTIES, INC.





         The undersigned who, if a natural person, is eighteen years of age or older, hereby establishes a corporation pursuant to the Colorado Business Corporation Act and adopts the following Articles of Incorporation:

         FIRST:   The name of the corporation is Collection of Fine Properties,
Inc.

         SECOND: The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter exercisable by corporations organized under the laws of Colorado. In addition, the corporation may do everything necessary, suitable, convenient or proper for the accomplishment of any of its corporate purposes.

         THIRD:   The aggregate number of shares which the corporation shall have authority to issue is ten thousand (10,000) shares of common stock. The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act. The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution.

         FOURTH:

         (a) Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the Corporation and entitled to vote, except that, in the election of directors, he shall have the right to vote such number of shares for as many persons as there are directors to be elected and for whose election he has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

         (b) Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of the voting group.

         FIFTH:   The board of directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado. Shareholders shall share in such distributions in accordance with the provisions of Article THIRD.

         SIXTH:   The following provisions are inserted for the regulation of the internal affairs of the corporation, and they are in furtherance of and not in limitation or exclusion of the powers conferred by law:

         (a) Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transaction" means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or
(iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose, if: (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or
(B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders or (C) a conflicting interest transaction is fair as to the corporation of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

         (b) Loans and Guaranties for the Benefit of Directors. Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this paragraph (b) are in addition to, and not in substitution for, the provisions of paragraph (a) of this Article SIXTH.

         (c) Negation of Equitable Interests in Shares or Rights. Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Colorado Revised Statute ss.7-107-204 or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business corporation Act, including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person, including without limitation, a purchaser, assignee or pledgee of such shares or of rights deriving from such shares, unless and until such purchaser, assignee, pledgee or other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, pledgee or other person. By way of example and not of limitation, no such purchaser, assignee, pledgee or other person shall be entitled to receive notice of any meetings of shareholders, to vote at such meetings, to examine a list of shareholders, to be paid dividends or other sums payable to shareholders, or to own, enjoy and exercise any other rights deriving from such shares, until such purchaser, assignee, pledgee or other person has become the registered holder of such shares or is recognized as such.

         (d) Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person as a result of actions reasonably taken by him at the direction of the corporation. The corporation further shall have the authority, to the maximum extent permitted by law and its Bylaws, to indemnify its directors, officers, agents, fiduciaries and employees against any claim, liability or expense arising against or incurred by them in all other circumstances and to maintain insurance at the corporation's expense providing for such indemnification (including insurance with respect to claims, liabilities and expenses for which the corporation does not have the power to indemnify such persons).

         (e) Limitation on Director's Liability. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a breach of Colorado Revised Statutes ss.7-108-403, or (iv) for any transaction from which the director directly or indirectly derived an improper personal benefit.

         SEVENTH: The street address of the registered office of the corporation is 1675 Broadway, Denver, Colorado 80202. The name of the registered agent at such address is The Corporation Company.

         EIGHTH:  The address of the principal office of the corporation is 319
N. Main Street, Breckenridge, Colorado 80424.

         NINTH:   The number of directors of the corporation shall be fixed by the Bylaws or, if the Bylaws fail to fix such a number, then by resolution adopted from time to time by the Board of Directors, except that there shall not be more than five directors nor less than one director. One director shall constitute the initial board of directors, their names and addresses being as follows:


       NAME                                          ADDRESS
       ----                                          -------

Domingo R. Moreira                          815 NW 57th Avenue, Suite 200
                                            Miami, Florida 33126

         TENTH:   The name and address of the incorporator is:

Domingo R. Moreira                          815 NW 57th Avenue, Suite 200
                                            Miami, Florida 33126


         DATED this 4th day of November, 1994.


                                            /s/ Domingo R. Moreira
                                            -------------------------
                                            Domingo R. Moreira